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As filed with the Securities and Exchange Commission on November 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)		98-0155633 (I.R.S. Employer Identification Number)
Clarendon House, 2 Church Street P.O. Box HM 1022 Hamilton HM DX Bermuda	Not Applicable	441-295-5950
(Address of principal executive offices)	(Zip code)	(Telephone Number)

Cal Hoagland
Chief Financial Officer
Interwave Communications, Inc.
312 Constitution Drive
Menlo Park, California 94025
(650) 838-2033
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher D. Mitchell, Esq. Jon P. Layman, Esq. Milton Chou, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock of Interwave Communications International Ltd., $0.001 par value per share (1)	5,836,575	$0.315	$1,838,521.10	$169.14
Common Stock of Interwave Communications International Ltd., $0.001 par value per share (2)	2,000,000	$0.315	$630,000.00	$57.96

(1)
The Proposed Maximum Offering Price Per Share of the 5,836,575 shares of Common Stock to be registered hereunder is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on November 21, 2002 because the price at which such shares of Common Stock may be offered for resale by the selling stockholders is not currently determinable.

(2)
The Proposed Maximum Offering Price Per Share of the 2,000,000 shares of Common Stock to be issued upon the exercise of a warrant at an exercise price of $0.21 per share and to be registered hereunder is estimated in accordance with Rule 457(g) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on November 21, 2002 because the price at which such shares of Common Stock may be offered for resale by the selling stockholders is not currently determinable.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 22, 2002

Preliminary Prospectus

Interwave Communications International Ltd.

7,836,575 Shares of Common Stock

        We issued 5,836,575 shares of our common stock and a warrant to purchase up to 2,000,000 shares of our common stock to UTStarcom, Inc. ("UTStarcom"), referred to as the "selling stockholders." This prospectus may be used by the selling stockholders to resell 5,836,575 shares of our common stock issued to them, and to resell up to 2,000,000 shares of our common stock, which shall be issued to them upon the exercise of the warrant, in whole or in part. They may offer these shares at one or more times for their own account. See the section entitled "Selling Stockholders."

        The selling stockholders may from time to time offer and sell the common stock pursuant to this prospectus. The prices at which these stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares. The selling stockholders will bear all sales commissions and similar expenses. We will bear all other expenses of the registration and offering of these shares. None of the offered shares have been registered prior to our filing of the registration statement of which this prospectus is a part.

        Interwave Communications International, Ltd. ("Interwave") is listed on the NASDAQ National Market ("NASDAQ") under the symbol "IWAV." On November 21, 2002, the last reported sale price of our common stock on the Nasdaq was $0.32 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 1 to read about risk factors you should consider before buying our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated November    , 2002

-i-

RISK FACTORS

        Please keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. We assume no obligation to update any such forward-looking statements or reasons why actual results may differ.

        You should carefully consider the risks described below before participating in this offering. These risk factors are effective as of the date of this prospectus and shall be amended through our future filings incorporated herein by reference. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment. You should also review the other information contained in this prospectus or the documents incorporated by reference into this prospectus.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

Investing in our common shares involves a high degree of risk. If any of the following risks occur, the market price of our common shares could decline and you could lose all or part of your investment.

        We may require additional financing to fund operations in Fiscal 2003 and beyond and we cannot assure you that additional financing will be available.

        There can be no assurance as to whether our existing cash and cash equivalents plus short-term investments will be sufficient to meet our liquidity requirements. We have had recurring net losses in the past three fiscal years. Management is currently forming and attempting to execute plans to address these matters. These plans include achieving revenues and margins that will sustain levels of spending, reducing levels of spending, raising additional amounts of cash through the issuance of debt, equity or through other means such as customer prepayments. If additional funds are raised through the issuance of preferred equity or debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of any debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to successfully execute such plans, we may be required to reduce the scope of our planned operations, which could harm our business, or we may even need to cease operations. In this regard, our independent auditor's report contains a paragraph expressing substantial doubt regarding our ability to continue as a going concern. We cannot assure you that we will be successful in the execution of our plans.

        We are exposed to general economic conditions, which could have a material adverse impact on our business, operating results and financial condition.

        As a result of unfavorable general economic conditions in the United States and internationally, and reduced worldwide capital spending, our sales have declined in recent fiscal quarters. In particular, our sales declined in the quarter ended June 30, 2002. Telecommunications equipment spending has declined worldwide during calendar year 2002. If the economic conditions in the United States and in the other international markets we serve worsen, we may experience a material adverse impact on our business, operating results and financial condition.

        Because we have a limited operating history, we cannot be sure that we can successfully execute our business strategy.

        We did not record revenue from our first product sale until May 1997. We have a limited history of generating significant revenues. Some of our products are new products and some of our customers are testing our new products for incorporation into live networks. Therefore, you have limited historical financial data and operating results with which to evaluate our business and our prospects. You must consider our prospects in light of the early stage of our business in a new and rapidly evolving market. Our limited operating history may make it difficult for you to assess, based on historical information, whether we can successfully execute our business strategy. If we are unable to successfully execute our business strategy, we would likely not achieve anticipated levels of revenue growth. In this event, we would be unable to achieve profitability or achieve cash-flow breakeven or build a sustainable business.

        We have a history of losses, expect future losses and may never achieve or sustain profitability.

        As of September 30, 2002, we had an accumulated deficit of $308.3 million. We incurred net losses of approximately $9.6 million and $13.2 million for the three-month periods ended September 30, 2002 and 2001, respectively. We may continue to incur net losses and these losses may be substantial. Furthermore, we expect to generate significant negative cash flow in the near future. We will need to generate substantially higher revenues to achieve and sustain profitability and positive cash flow. Our ability to generate future revenues, generate cash flow and achieve profitability will depend on a number of factors, many of which are beyond our control. These factors include:

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  the rate of market acceptance of compact mobile wireless systems;

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  our ability to compete successfully against much larger GSM and CDMA 2000 communications equipment providers;

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  our ability to continue to expand our customer base;

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  our ability to control costs and reduce expenses;

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  our ability to efficiently manufacture our products;

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  our volumes of manufacturing and ability to absorb overhead;

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  our ability to outsource manufacturing and reduce manufacturing expenses;

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  our ability to develop third generation ("3G") wireless products, including CDMA 2000 products;

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  our ability to achieve compatibility and interoperability of our GSM and CDMA 2000 products with existing networks, other vendor's equipment and industry standards; and

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  our ability to generate cash flow from operations.

        Due to these factors, as well as other factors described in this risk factors section, we may be unable to achieve or maintain profitability. If we are unable to achieve or maintain profitability, or if we are unable to achieve cash-flow breakeven, we will be unable to build a sustainable business. In this event, our share price and the value of your investment would likely decline.

        Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, which may cause our share price to decline.

        Our quarterly operating results have fluctuated significantly in the past and are likely to do so in the future. If our operating results do not meet the expectations of securities analysts and investors, our share price is likely to decline. The many factors that could cause our quarterly results to fluctuate include:

  •
  any delay in our introduction of new products or product enhancements;

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  the size and timing of customer orders and our product shipments, which have typically consisted of a relatively small number of units of wireless network systems at the end of each quarter;

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  the mix of products sold, because our various products generate different gross margins;

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  any delay in shipments caused by component shortages or other manufacturing problems, extended product testing of complex products or regulatory issues;

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  the timing of orders from and shipments to major customers, including possible cancellation of orders;

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  the loss of a major customer;

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  reductions in the selling prices of our products;

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  cost pressures from shortages of skilled technical employees, increased product development and engineering expenditures and other factors;

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  customer responses to announcements of new products and product enhancements by competitors and the entry of new competitors into our market;

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  economic and political conditions in the markets where we sell our products;

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  the level of capital equipment spending by our customers, including telecommunications service providers, and Internet service providers; and

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  macroeconomic conditions, including recession conditions in the telecommunications industry worldwide.

        Due to these and other factors, our results of operations could fluctuate substantially in the future, and quarterly comparisons may not be reliable indicators of future performance. In addition, because many of our expenses for personnel, facilities and equipment are relatively fixed in nature, if revenues fail to meet our expectations, we may not be able to reduce expenses correspondingly. As a result, we would experience greater than expected net losses and net cash outflow. If we experience greater than expected net losses and net cash outflow, our share price and the value of your investment would likely decline.

        Our quarterly revenue may be affected by the purchasing process and financing process of our customers, particularly in the purchasing of complete networks.

        Customers that purchase complete networks have a complex purchasing process that includes a long sales cycle of six months to one year. Some of these customers are public entities that require public hearings and a public decision approval process before they are able to submit a purchase order. Customers for complete networks often require assistance in network planning, equipment specification, business plan preparation and financing presentations. The purchasing process may be complex and may require the approvals of licensing authorities, a technical team, a management group and a board of directors, as well as approval of financing. The timing and outcome of this process may be difficult to determine and may affect our ability to forecast sales, close transactions and sell our products for complete networks. If we fail to close the sale for one or more complete networks in any fiscal quarter, or if our customer fails to obtain the required approvals or fails to obtain financing, then our revenues and operating results may be adversely affected.

        Our stock price has been volatile since our initial public offering, which may make it more difficult for you to resell shares at prices you find attractive.

        Our stock price could fluctuate due to the following factors, among others:

  •
  announcements of operating results and business conditions by our competitors;

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  announcements by our competitors relating to new customers or technological innovation;

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  economic developments in the telecommunications industry as a whole;

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  analysts rating downgrades may have a negative impact on our stock price;

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  political and economic developments in countries where we have business or where our customers are located;

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  delisting from the Nasdaq National Market; and

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  general market conditions.

        The trading price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. The economic and political conditions for the world economy have been unfavorable. The market conditions for the stocks of telecommunications equipment manufacturers have been unfavorable. In addition, the stock market has experienced extreme volatility, and a steep decline, with volatility that may be unrelated to the operating performance of companies and a decline related to recession conditions in telecommunications markets. These broad market and industry fluctuations and conditions may adversely affect the price of our stock, regardless of our operating performance. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to attract or retain key employees, many of whom have been granted stock options.

        Our stock may be subject to delisting from the NASDAQ National Market if the stock trades at less than one dollar per share for an extended period of time.

        Our common stock may be subject to delisting from the NASDAQ National Market if the stock trades for less than one dollar per share for an extended time period of time. Our stock has traded for less than one dollar for more than four months. On November 1, 2002 we received a notice from Nasdaq that our stock will be delisted on November 11, 2002 for failure to maintain a closing bid price above $1 per share unless we request a hearing before November 8, 2002. We have requested a hearing, and the hearing is scheduled for December 12, 2002, to appeal this ruling. We plan to present a plan to Nasdaq to bring the trading price of our common stock to $1 per share or more. There is no assurance that Nasdaq will accept our plan or that our stock will trade at $1 or more. If our common stock is delisted from the NASDAQ National Market, the market for our common stock may have less liquidity, there may be less trading volume, and the market price for our shares may be adversely affected. If we do not succeed in our appeal we plan to apply to transfer to the Nasdaq Small Cap Market.

        We must manage our growth successfully, including the integration of recently-acquired companies, in order to achieve our desired results.

        As a result of recent acquisitions and international expansion, many of our employees are based outside of our Menlo Park facility. If we are unable to effectively manage our geographically dispersed group of employees, our business will be adversely affected.

        As part of our business strategy, we completed several acquisitions during the 2001 fiscal year and have recently completed during fiscal year 2003 our acquisition of substantially all of the assets of GBase Communications. Acquisition transactions are accompanied by a number of risks, including:

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  the difficulty of assimilating the operations and personnel of the acquired companies;

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  the potential disruption of our ongoing business and distraction of management;

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  the difficulty of incorporating acquired technology into our products and unanticipated expenses related to such integration;

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  the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

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  the potential underestimate of the costs and resources required to complete development of new products in an acquired company;

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  the impairment of assets in the telecommunications business with unfavorable market conditions, particularly for broadband wireless access products;

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  the failure to successfully develop an acquired in-process technology resulting in the impairment of amounts currently capitalized as intangible assets;

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  the impairment of relationships with employees and customers as a result of any integration of new management personnel;

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  the potential unknown liabilities associated with acquired businesses;

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  negative cash flow from acquired businesses; and

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  the additional fixed costs associated with acquired companies.

        We may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

        Historically we have relied on a small number of customers for most of our revenues, and a decrease in revenues from these customers could seriously harm our business. Some of our customers have experienced a severe downturn in business.

        A small number of customers have accounted for a significant portion of our revenues to date. Net revenues from significant customers as a percentage of our total net revenues in the three most recent fiscal years were as follows:

	Three-Month Period Ended September 30,
	2002		2001
Hutchison Telecommunications Group	*	%	27%
Eastern Communications Co., Ltd.	20		—

*
Less than 10%

        We expect that the majority of our revenues will continue to depend on sales to a small number of customers. If any key customers experience a downturn in their business or shift their purchases to our competitors, our revenues and operating results would decline. Some of our key customers have experienced a severe downturn in their business. The telecommunications market in general has suffered a severe downturn that has adversely affected our business.

        We currently depend primarily on one contract manufacturer for all of our products, and plan to use only one contract manufacturer in the future.

        We depend primarily on one contract manufacturer for most of our GSM products and for our broadband products. We do not have long-term supply contracts with our contract manufacturer, and the manufacturer is not obligated to supply us with products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. None of our products are manufactured by more than one supplier. We do not expect this to change for the foreseeable future.

        There are risks associated with our dependence on one contract manufacturer, including the contract manufacturer's control of capacity allocation, labor relations, production quality and other aspects of the manufacturing process. If we are unable to obtain our products from manufacturers on schedule, revenues from the sale of those products may be delayed or lost, and our reputation, relationship with customers and our business could be harmed. In addition, in the event that a contract manufacturer must be replaced, the disruption to our business and the expense associated with obtaining and qualifying a new contract manufacturer could be substantial. If problems with our contract manufacturer cause us to miss customer delivery schedules or result in unforeseen product quality problems, we may lose customers. As a result, our revenues and our future growth prospects would likely decline.

        Because some of our key components come from a single source, or require long lead times, we could experience unexpected interruptions, which could cause our operating results to suffer.

        A number of our suppliers are sole sources for key components for our products. These key components are complex and difficult to manufacture and require long lead times. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before we would begin receiving adequate supplies from other suppliers. Supply interruptions could delay product shipments, causing our revenues and operating results to decline.

        We do not typically have a significant sales backlog and therefore may incur expenses for excess inventory or be unable to meet customer requirements.

        We do not have a significant backlog because our customers typically give us firm purchase orders with short lead times before requested shipment. However, our contract manufacturer requires commitments from us so that it can allocate capacity and be assured of having adequate components and supplies from third parties. Failure to accurately estimate product demand could cause us to incur expenses related to excess inventory or prohibit us from meeting customer requirements.

        Our products are complex and may have errors or defects that are detected only after deployment in complex networks, which may harm our business.

        Our products are highly complex and are designed to be deployed in complex networks. Although our products are tested during manufacturing and prior to deployment, they can only be fully tested when deployed in networks with high-call volume. Consequently, our customers may discover errors after the products have been fully deployed. If we are unable to fix errors or other problems that may be identified in full deployment, we could experience:

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  costs associated with the remediation of any problems;

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  loss of or delay in revenues;

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  loss of customers;

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  failure to achieve market acceptance and loss of market share;

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  diversion of deployment resources;

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  diversion of research and development resources to fix errors in the field;

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  increased service and warranty costs;

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  legal actions or demands for compensation by our customers; and

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  increased insurance costs.

        In addition, our products often are integrated with other network components. There may be incompatibilities between these components and our products that could significantly harm the service provider or its subscribers. Product problems in the field could require us to incur costs or divert resources to remedy the problems and subject us to liability for damages caused by the problems or delay in research and development projects because of the diversion of resources. These problems could also harm our reputation and competitive position in the industry.

        We may experience difficulties in the introduction of new or enhanced products or 3G products that could result in significant, unexpected expenses or delay their launch, which would harm our business.

        The development of new or enhanced products is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products or product enhancements. We must also effectively manage the transition from old products to new or enhanced products. We have acquired the assets of a 3G product development company, GBase Communications. We cannot assure you that we will be able to develop, introduce or manage this or any other new product or product enhancements in a timely manner or at all. Failure to develop new products or product enhancements or 3G products in a timely manner would substantially decrease market acceptance and sales of our products.

        Failure to comply with regulations affecting the telecommunications industry could seriously harm our business and results of operations.

        Our failure to comply with government regulations relating to the telecommunications industry in countries where our products are deployed and failure to comply with any changes to those regulations could seriously harm our business and results of operations. We have not completed all activities necessary to comply with existing regulations and requirements in some of the countries in which we intend to sell our products. Compliance with the regulations of numerous countries could be costly and require delays in deployments.

        Our failure to comply with evolving industry standards could delay our introduction of new products.

        An international consortium of standards bodies has established the specifications for the third generation ("3G") wireless standard, and is further working to establish the specifications of a future wireless standard and its interoperability with existing standards. Any failure of our products to comply with 3G or future standards, including Qualcomm's standards for CDMA, could delay their introduction and require costly and time consuming engineering changes. After a future standard is adopted, any delays in our introduction of next generation products could impair our ability to grow revenues in the future. As a result, we may be unable to achieve or sustain profitability or positive cash flow.

        Our market opportunity could be significantly diminished in the event that GSM or any subsequent GSM-based standards do not continue to be or are not widely adopted or if CDMA 2000 is not widely adopted.

        Our current GSM products are designed to utilize only GSM, an international standard for voice and data communications. There are other competing standards including code division multiple access, or CDMA, and time division multiple access, or TDMA. We have plans to offer CDMA 2000 products, beginning with 1XRTT products. In the event that GSM or any GSM-based standards do not continue to be or are not broadly adopted, or in the event that CDMA 2000 products are not widely adopted, our market opportunity could be significantly limited, which would seriously harm our business. We have a long sales cycle, which could contribute to fluctuations in our results of operations and share price.

        Our sales cycle is typically long and unpredictable, making it difficult to plan our business.

        Our long sales cycle requires us to invest resources in a possible transaction that may not be recovered if we do not successfully conclude the transaction. Factors that affect the length of our sales cycle include:

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  time required for testing and evaluation of our products and third-party products before they are deployed in a network;

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  time to design the network;

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  size of the deployment;

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  complexity of the customer's network environment;

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  time for approval of the transaction with the customer's internal procedures;

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  time for the customer's internal financing process; and

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  the degree of system configuration necessary to deploy our products.

        In addition, the emerging and evolving nature of the market for the systems we sell, and current economic conditions, may lead prospective customers to postpone their purchasing decisions. Our long and unpredictable sales cycle can result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures, which together may contribute to declines in our results of operations and our share price.

        Intense competition in the wireless market could prevent us from increasing or sustaining revenues or achieving or sustaining profitability.

        The wireless market is rapidly evolving and highly competitive. We cannot assure you that we will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. We expect that competition in each of our markets will increase in the future.

        In the community network market, we compete against wireless local loop networks, which are wireless communication systems that connect users to the public telephone network using radio signals as a substitute for traditional telephone connections. In the wireless office network market, the primary competing standard for our systems is the digital European cordless telephone standard known as DECT.

        We currently compete against communications equipment providers such as Nortel, Alcatel, Ericsson, Lucent, Motorola, Nokia Siemens, ZTE and Huawei in the GSM, CDMA, TDMA, DECT and wireless local loop markets. All of the major communications equipment providers have broad product lines that include at least partial solutions that address our target markets.

        The broadband wireless access market is rapidly evolving and highly competitive. We believe that our broadband business is affected by the following competitive factors:

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  intense price competition;

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  the availability of substitute products;

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  ease of installation;

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  technical support and service;

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  sales and distribution capability;

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  breadth of product line;

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  conformity to industry standards; and

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  implementation of additional product features and enhancements.

        In addition, we are seeking to sell our products in emerging markets, many of which have less reliable traditional telephone infrastructures than developed countries. If these countries improve the reliability and service of their traditional telephone networks, the demand for our products in these markets could be harmed and our future revenue growth could decline. The existing poor quality of the public switched telephone network in these markets may affect the perceived performance of our products and adversely affect our business.

        Many of our competitors and potential competitors have substantially greater name recognition and greater technical, financial and sales and marketing resources than we have. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. Trends toward increased consolidation in the telecommunications industry may increase the size and resources of some of our current competitors and could affect some of our current relationships. Pricing trends in the telecommunications markets and intense pricing pressure may cause our competitors to cut prices to very low price points in an effort to win business.

        Increased competition is likely to result in price reductions, shorter product life cycles, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business. We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures we face may cause our revenues, prices, or growth to decline and may therefore seriously harm our business and results of operations.

        If we are unable to manage our global operations effectively, our business would be seriously harmed.

        Substantially all of our GSM revenue to date has been derived from systems intended for installation outside of the United States. In addition to the regulatory issues discussed previously, our operations are subject to the following risks and uncertainties:

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  legal uncertainties regarding liability, tariffs and other trade barriers;

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  greater difficulty in trade receivable collection, obtaining confirmed letters of credit, and longer collection periods;

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  costs of staffing and managing operations in several countries;

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  language skills and communications with our customers;

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  difficulties in protecting intellectual property rights;

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  changes in currency exchange rates which may make our U.S. dollar-denominated products less competitive in global markets;

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  the impact of recession in the global economy;

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  local unfavorable economic conditions; and

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  political and economic instability.

        We are selling products to companies in the People's Republic of China. Future sales in China will be subject to economic and political risks.

        For the fiscal quarter ended September 30, 2002, our customers in the People's Republic of China accounted for 8% of our accounts receivable. In March 2002, we signed an OEM Cooperation Agreement with Eastern Communications Company Limited ("Eastcom"), a major wireless equipment manufacturer in Hangzhou, China. Eastcom's United States subsidiary, Eastern Communications USA, Inc. is one of our largest shareholders. The agreement provides that we will transfer the manufacturing of some of our GSM products to Eastcom and cooperate in the development of product enhancements. Sales in China pose significant additional risks, which include:

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  potential inability to enforce contracts or take other legal action, including actions to protect intellectual property rights;

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  difficulty in collecting revenues, obtaining letters of credit, and risks related to fluctuations in currency exchange rates, particularly when sales are denominated in the local currency rather than in U.S. dollars;

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  changes in United States foreign trade policy towards China which may restrict our ability to export products to or make sales in China, and similar changes in China's policy regarding the United States;

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  changes in government regulation affecting companies doing business in China, either through export sales or local manufacturing operations; and

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  intense price competition and reduced demand in the market for GSM infrastructure equipment in China.

        In the event our revenue levels from sales to China increase, we will become increasingly subject to these risks. Our agreement with Eastcom provides a $25 million purchase commitment through March 2003. The occurrence of any of these risks would harm our revenues or cash collections from China and could in turn cause our revenue, cash flow, or growth to decline and harm our business and results of operations.

        If we fail to improve our operational systems and controls to manage future growth, our business could be seriously harmed.

        We plan to continue to expand our operations significantly to pursue existing and potential market opportunities including the market for 3G products. This growth and new technology places significant demands on our management and our operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. We must strictly control costs and manage our business to achieve cash-flow breakeven, to achieve our goals while pursuing market opportunities.

        If we are unable to hire or retain key personnel, or if we lack sufficient personnel, we might not be able to operate our business successfully.

        Our business is highly dependent on our ability to attract, retain and motivate qualified technical and management personnel. Competition is intense for qualified personnel in our industry and in Northern California, where most of our engineering personnel are located, and we may not be successful in attracting and retaining these personnel. Skilled management and technical personnel are essential to our business and to the development of our 3G products. Our personnel resources are limited because of the reduction in the number of employees as we reduce our expenses. We do not have non-compete agreements with most of our key employees. We currently do not maintain key person life insurance on any of our key executive. Our success also depends upon the continuing contributions of our key management and our research, product development, sales and marketing and manufacturing personnel. Many of these key employees would be difficult to replace.

        Our intellectual property and proprietary rights may be insufficient to protect our competitive position.

        We cannot assure you that the protection offered by our U.S. patents will be sufficient or that any of our pending U.S. or foreign patent applications will result in the issuance of patents. In addition, competitors in the United States and other countries, many of whom have substantially greater resources, may apply for and obtain patents that will prevent or interfere with our ability to make and sell our products in the U.S. and/or abroad. We have 24 issued and 28 pending U.S. patents. We have filed many of these patents internationally, so that we have a total of 43 issued and 75 patents pending worldwide. Unauthorized parties may attempt to design around our patents, copy or otherwise obtain and use our products. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. Failure to protect our proprietary rights could harm our competitive position and therefore cause our revenues and operating results to decline.

        We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

        Claims that we infringe third-party intellectual property rights could result in significant expenses and restrictions on our ability to sell our products in particular markets.

        From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims could result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, require us to enter into royalty or licensing agreements or prevent us from making or selling certain products. Any of these could seriously harm our operating results. Royalty or licensing agreements, if available, may not be available on commercially reasonable terms, if at all. In addition, in some of our sales agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Costs associated with these indemnification obligations could be significant and could cause our operating results and stock price to decline.

        We may not be able to license necessary third-party technology or it may be expensive to do so.

        From time to time, we may be required to license technology from third parties to develop new products or product enhancements. We have licensed software for use in our products from Qualcomm, Inc., Lucent Technologies, TCSI Inc., Trillium Digital Systems Inc., and Wind River Associates. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost which could seriously harm our competitive position, revenues and growth prospects.

        There are a number of general GSM patents held by different companies, which may impact our GSM technology. There are a number of CDMA patents held by other companies. If any of our products infringe on any of these patents and we are unable to negotiate license agreements, then we may be required to redesign a portion of our product line.

        We may be unable to meet our future capital requirements or cash requirements, which would limit our ability to grow and compete effectively, resulting in substantial harm to our business and results of operations.

        We may require additional funding, which may not be available on terms which are favorable to us, or may not be available at all. Currently, we have a $5 million credit facility with Wells Fargo Bank and two credit facilities amounting to $2 million for our subsidiary in Europe with Royal Bank of Scotland. If we issue equity securities, existing shareholders may experience dilution or the new equity securities may have rights, preferences and privileges senior to those of existing shareholders. If additional funds are raised through the issuance of debt securities, such securities may have rights, preferences and privileges senior to holders of common shares. If we cannot raise funds on terms favorable to us, or raise funds at all, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, and we may not be able to continue our business as a going concern. Our independent auditors have expressed substantial doubt about our ability to continue as a going concern. If we are unable to successfully execute our business plan, we may be required to reduce the scope of our planned operations, which could harm our business, or we may even need to cease operations.

        Control by our existing shareholders could discourage the potential acquisition of our business.

        As of September 30, 2002, our executive officers, directors and 5% or greater shareholders and their affiliates owned 21.2 million shares or approximately 31.1% of our outstanding common shares. Acting together, these shareholders would be able to control all matters requiring approval by shareholders, including the election of directors. This concentration of ownership could have the effect of delaying or preventing a change in control of our business or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could prevent our shareholders from realizing a premium over the market price for their common shares.

        Our bye-laws may discourage potential acquisitions of our business.

        Some of our bye-laws and Bermuda law may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. This may reduce the market price of our common shares.

        Our bye-laws provide for waiver of claims by shareholders and indemnify directors and officers.

        Our bye-laws provide for a broad indemnification of actions of directors and officers. Under the bye-laws, the shareholders agree to waive claims against directors and officers for their actions in the performance of their duties, except for acts of fraud or dishonesty. These waivers will not apply to claims arising under the United States federal securities laws and will not apply to the extent that they conflict with provisions of the laws of Bermuda or with the fiduciary duties of our directors and officers.

        Our operations based in Bermuda may be subject to United States taxation, which could significantly harm our business and operating results.

        Except for our United States subsidiaries, we do not consider ourselves to be engaged in a trade or business in the United States. Our United States subsidiaries are subject to United States taxation on their worldwide income, and dividends from our United States subsidiary are subject to United States withholding tax. We and our non-U.S. subsidiaries would, however, be subject to United States federal income tax on income related to the conduct of a trade or business in the U.S. If we were determined to be subject to United States taxation, our financial results would be significantly harmed. We cannot assure you that the Internal Revenue Service will not contend that our Bermuda-based operations are engaged in a United States trade or business and, therefore, are subject to United States income taxation. See "Taxation" for more information on the tax consequences of operating outside the United States.

        A substantial number of our common shares are available for sale in the public market simultaneously, which could cause the market price of our shares to decline.

        Sales of substantial amounts of our common shares in the public market or the awareness that a large number of shares is available for sale could cause the market price of our common shares to decline. The shareholders of Wireless, Inc. acquired shares in our company that are no longer subject to any lock-up agreement. Sales of our common shares held by existing shareholders could cause the market price of our shares to decline.

        Because we do not intend to pay any cash dividends on our common shares, holders of our common shares will not be able to receive a return on their shares unless they sell them.

        We have never paid or declared any cash dividends on our common shares or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividend on our common shares in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them.

        Our operations could be significantly hindered by the occurrence of a natural disaster or other catastrophic event.

        Our manufacturing operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, the majority of our network infrastructure is located in Northern California, an area susceptible to earthquakes. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our employees for a period of time. Any such event could have a material adverse effect on our business, operating results, and financial condition.

        We have extended credit to many of our customers. A downturn in the business of telecommunications companies may make it difficult or impossible to collect some of the credit that has been extended.

        We sell our products on credit terms to many of our customers. If the business of telecommunications companies declines, it may be difficult or impossible to collect some of the credit extended. We have in the past increased substantially our allowance for uncollectible accounts. The business of telecommunications companies has declined.

        Terrorist acts and acts of declared or undeclared war may seriously harm our business and revenues, costs and expenses and financial condition.

        Terrorist acts or acts of declared or undeclared war may cause damage or disruption to Interwave, our employees, facilities, partners, suppliers, distributors, or customers, which could significantly impact our revenues, costs, expenses, cash flow and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm our business and results of operations. The United States and other members of the United Nations have acted in response to these terrorist attacks. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of declared or undeclared war or hostility have created many economic and political uncertainties, which could adversely affect our business and results of operations in ways that cannot presently be predicted. Additionally, we are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of declared or undeclared war.

        We have recorded impairment losses in the past and any future impairment of long-lived assets could have a material adverse impact on our financial conditions and results of operations.

        During fiscal 2002, we evaluated the recoverability of our goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which generally required us to assess these assets for recoverability when events or circumstances indicate a potential impairment by estimating the undiscounted cash flows to be generated from the use of these assets or by determining the current market value of such assets. Accordingly, we recorded losses on asset impairments and sales in the amount of $19.6 million during fiscal 2002. We evaluated the recoverability of long-lived assets when events or circumstances indicate a possible impairment or at least annually. Recoverability of long-lived assets is discussed in our Recent Accounting Pronouncements Section under Item 7 of Management's Discussion and Analysis regarding the adoption of SFAS No. 142. Any further impairment losses recorded in the future caused by the continuing deterioration of the industry we operate in could have a material adverse impact on our financial condition and results of operations.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we file reports, proxy statements and other documents and information with the Securities and Exchange Commission (the "Commission"). Such reports, registration statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site located at http://www.sec.gov that contains reports, proxy and the aforementioned statements and other information regarding registrants that have filed electronically with the Commission, including us. Please call the Commission at 1-800-SEC-0330 for further information. Requests for such copies may also be directed at no cost to Cal R. Hoagland, Chief Financial Officer, Interwave Communications, Inc., 312 Constitution Drive, Menlo Park, California 94025; (650) 838-2033.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" certain information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for information incorporated by reference which is superseded by information contained in this prospectus, any prospectus supplement or any document that we subsequently file with the Commission that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document that is incorporated or deemed to be incorporated by reference will be deemed to have been modified or superseded to the extent that any statement contained herein or in any document that we subsequently file with the Commission that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold. All filings we file pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus upon written or oral request at no cost to the requester. Such requests must be directed to Cal R. Hoagland, Chief Financial Officer, Interwave Communications, Inc., 312 Constitution Drive, Menlo Park, California 94025; (650) 838-2033.

        The following documents of the Company have been filed with the Commission and are incorporated herein by reference:

        (i)    the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on October 28, 2002;

        (ii)  the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Commission on September 28, 2002;

        (iii)  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 filed with the Commission on November 14, 2002; and

        (iv)  the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-15631) filed with the Commission on January 21, 2000, and any amendment or report filed for the purpose of updating such description.

THE COMPANY

        Interwave Communications International Ltd. ("we," "us," "the Company," or "Interwave") is a global provider of scaleable wireless infrastructure networks that offer a cost effective solution to extend coverage and connection to hard to reach areas. These systems support voice and data in both mobile and fixed environments.

        Interwave's cellular networks target communities with a few thousand subscribers that could grow up to more than a hundred thousand subscribers. The entire cellular network is based on a common hardware platform, where the software for the full functionality cellular switch, the base station controller, as well as the base station reside on a single hardware system. This gives the operator a simple, easy to support and maintain network that is software configurable to various network architectures.

        Interwave was originally incorporated in Bermuda on June 17, 1994. Our principal executive offices are located at Clarendon House, 2 Church Street, Hamilton HMDX, Bermuda. Our telephone number is (441) 295-5950 and our Internet address is www.iwv.com. Our principal operating office is located at the office of our subsidiary, Interwave Communications, Inc., 312 Constitution Drive, Menlo Park, CA 94025 and our telephone number is 1-650-838-2000. The information contained or incorporated in our website is not a part of this prospectus.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Risk Factors" and elsewhere in this prospectus or the documents incorporated by reference herein constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any anticipated future results, levels of activity, performance or achievements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

DESCRIPTION OF CAPITAL STOCK

        As of the date of this prospectus, our authorized share capital is $110,000 consisting of (1) 100,000,000 shares designated as common stock, $0.001 par value, and (2) 10,000,000 shares of undesignated preferred shares, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of November 20, 2002, there were 67,572,586 shares of common stock issued and outstanding.

        Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our shareholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors.

        Under our bye-laws, only the board of directors, the chairman of the board, the president and any shareholder or group of shareholders holding greater than 10% of the voting shares may call special meetings of shareholders. Under Bermuda law, shareholders may act by written consent only if the written consent is unanimous.

        Our bye-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board. A minimum of 120 calendar days written notice is required. The notice shall specify the place, day and time of the meeting, and the general nature of the business to be considered. No business not referred to in the notice shall be conducted at such meeting.

        The amendment of the above provisions relating to the election and removal of directors, shareholder meetings and elimination of shareholder action by written consent requires approval by holders of at least 66% of the outstanding common shares.

  PREFERRED STOCK

        We are authorized to issue 10,000,000 shares of undesignated preferred shares. As of November 22, 2002, there are no shares of preferred stock outstanding. The board of directors has the authority to issue the preferred shares in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our shareholders. The issuance of preferred shares, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of common shares. The issuance of preferred shares with voting and conversion rights may dilute the voting power of the holders of common shares, including the loss of voting control to others. We have no current plans to issue any preferred shares.

        The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could dilute the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Interwave or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

        The rights, preferences, privileges and restrictions of the preferred stock of each such future series will be fixed by the certificate of designation relating to that series. The certificate of designation will specify:

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  the maximum number of shares;

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  the designation of the shares;

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  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

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  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

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  the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Interwave's affairs;

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  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

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  the terms and conditions, if any, for conversion or exchange of shares of any class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

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  the voting rights, including, but not limited to, whether such rights are cumulative or noncumulative; and

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  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        Preferred stock will be fully paid and nonassessable upon issuance.

  COMMON STOCK

        Holders of common stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying dividends. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to an amount equal to the par value of their common stock and to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

        All outstanding shares of common stock are fully paid and nonassessable.

        Our common stock is listed on the NASDAQ National Market under the symbol "IWAV." The transfer agent and registrar for the common stock is Wells Fargo Shareholder Services, South St. Paul, Minnesota.

CERTAIN BERMUDA LAW CONSIDERATIONS

        The following discussion is based on the advice of Conyers Dill & Pearman, our Bermuda counsel. We have been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control. The Prospectus for our initial public offering was filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

        The transfer of common shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares after the completion of the offering to such persons may be effected without specific consent under the Exchange Control Act, 1972 and regulations thereunder subject to the common shares being listed on the Nasdaq National Market. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act, 1972.

        There are no limitations on the rights of persons regarded as non-residents of Bermuda for foreign exchange control purposes owning common shares to hold or vote their common shares. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents or other non-residents of Bermuda who are holders of common shares, other than in respect of local Bermuda currency. In addition, because we have been designated as a non-resident for Bermuda exchange control purposes, we do not intend to maintain Bermuda dollar deposits and, accordingly, will not pay dividends on the common shares in Bermuda currency.

        In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of its common shares whether or not we had notice of the trust.

TAXATION

        We believe that a significant portion of our income will be earned in Bermuda, which currently has no corporate income tax, or other countries with favorable tax regimes in which we or our affiliates conduct activities or in which our customers are located. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. The extent to which certain taxing jurisdictions, including the United States, may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and the payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation anticipated by us based on business contacts and practices of ours and the current tax regimes. There can be no assurance that these factors will not have a material adverse effect on us.

  United States Federal Income Tax Considerations

        We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, as well as branch profits tax, on our income that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so as to reduce the amount of our effectively connected income. However, no assurance can be given that the Internal Revenue Service will agree with the positions taken by us in this regard. Moreover, our United States subsidiary will be subject to United States federal income tax on its worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by the United States subsidiary to us will be subject to United States withholding.

  Bermuda Tax Considerations

        Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or to any of our operations, or to our capital, or to our capital shares, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on any of our real property or leasehold interests in Bermuda.

        We are required to pay to the Bermuda government an annual registration fee based upon our assessable capital subject to a maximum fee of BD$27,825.

  Taxation of Shareholders

  Bermuda Tax Considerations

        Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of capital shares or on any payments thereunder. See "Taxation—Bermuda Tax Considerations" for a description of the undertaking on taxes obtained by us from the Minister of Finance of Bermuda.

  United States Federal Income Tax Considerations

        The following is a summary of certain United States federal income tax considerations that apply to the acquisition, ownership and disposition of our common shares by United States shareholders as of the date hereof.

        Although the following summary does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of our common shares, this summary describes the material United States federal income tax consequences to a United States shareholder. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the Internal Revenue Service. This summary deals only with common shares that are held as capital assets by United States shareholders, and does not address tax considerations applicable to United States shareholders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, insurance companies, tax-exempt entities, United States shareholders that hold common shares as a part of a straddle, conversion transaction, constructive sale or other arrangement involving more than one position, United States shareholders that owned or are deemed to own 10% or more of the total combined voting power of all classes of our voting shares, United States shareholders that have a principal place of business or "tax home" outside the United States or United States shareholders whose functional currency is not the United States dollar. Further this summary does not address the alternative minimum tax consequences of an investment in our common shares.

        The discussion below is based upon the provisions of the Internal Revenue Code and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

        The discussion set out below is intended only as a summary of certain United States federal income tax consequences of an investment in common shares. Prospective investors are urged to consult their own tax advisors as to the tax consequences of an investment in the common shares, including the application to their particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of United States federal income tax law set out below are based on the laws in force and interpretations thereof as of the date of this prospectus, and are subject to any changes occurring after that date.

        A United States shareholder of common shares means a holder that is:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or

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  an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        Taxation of Dividends.    Distributions received from us by United States shareholders will constitute dividends for U.S. federal income tax purposes and will be taxable in the United States as ordinary income to the extent of our current or accumulated earnings and profits. Amounts paid as dividends that exceed our current or accumulated earnings and profits will be treated first as a non-taxable return of capital that reduces the United States shareholder's tax basis in the common shares, and any amount in excess of the shareholder's U.S. tax basis will be treated as either long-term or short-term capital gain, depending on the shareholder's holding period for the common shares. Dividends paid by us are not eligible for the dividends received deduction otherwise allowed to United States shareholders on dividends from U.S. corporations.

        Taxation of Capital Gains.    A United States shareholder will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of common shares in an amount equal to the difference between the amount realized from the sale, exchange or other disposition and the shareholder's tax basis in the common shares. In most cases, the gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such shareholder's holding period for the common shares is more than one year. The deductibility of capital losses is restricted and may only be used to reduce capital gains, except that individual taxpayers may deduct annually $3,000 of capital loss in excess of their capital gains.

        U.S. Information Reporting and Backup Withholding.    Distributions made by us with respect to our common shares and gross proceeds received from the disposition of the common shares may be subject to certain information reporting requirements to the Internal Revenue Service and to a 31% backup withholding tax. However, backup withholding generally will not apply to payments made to a United States shareholder who furnishes a correct taxpayer identification number and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder's United States federal income tax liability.

        Passive Foreign Investment Companies.    We will be classified as a passive foreign investment company for United States federal income tax purposes if we satisfy either of the following two tests:

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  75% or more of our gross income is passive income; or

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  on average for the taxable year, 50% or more of our assets by value or by adjusted basis produce or are held for the production of passive income.

        We do not believe that we satisfy or, after the completion of this offering, will satisfy either of the tests for passive foreign investment company status. Because the determination of whether the common shares constitutes shares of a passive foreign investment company will be based upon the composition of our income and assets from time to time, there can be no assurance that we will not be considered a passive foreign investment company for any future fiscal year. If we are a passive foreign investment company for any taxable year, U.S. holders would be required to either:

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  pay an interest charge together with tax calculated at maximum ordinary income rates on certain "excess distributions"; or

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  if a qualified electing fund election is made, to include in their taxable income certain undistributed amounts of our income.

        Each U.S. holder should consult its own tax advisor regarding the advisability of making the qualified electing fund election.

SELLING STOCKHOLDERS

        We originally issued an aggregate of 5,836,575 shares of our common stock to the selling stockholders and a warrant exercisable for 2,000,000 shares of common stock, listed below in the amounts set forth next to the name. The shares of our common stock and the warrant were issued in transactions exempt from registration under the Securities Act. The selling stockholders may from time to time offer and sell the common stock pursuant to this prospectus. The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of November 20, 2002. None of the selling stockholders has had a material relationship with us within the past three years other than their ownership of our common stock and an original equipment manufacturer ("OEM") Agreement between UTStarcom, Inc. and Interwave Communications International Ltd. dated July 14, 2000 and amended on September 27, 2002. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

	Number of Shares of Common Stock That May Be Sold in the Offering
			Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)
Name
	Number	Percentage
UTStarcom, Inc.	7,836,575	13.6%	7,836,575
Total	7,836,575	13.6%	7,836,575

(1)
Includes a warrant to purchase 2,000,000 shares of common stock exercisable at any time. Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 67,572,586 shares of common stock outstanding as of November 20, 2002.

        We prepared this table based on the information supplied to us by the selling stockholders named in the table.

        The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the above table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

        Because the selling stockholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by the selling stockholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

  •
  directly by the selling stockholders;

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

        The selling stockholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by the selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were to be deemed an underwriter, the selling stockholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the NASDAQ National Market;

  •
  in the over-the-counter market; or

  •
  in transactions otherwise than on such exchanges or quotation services or in the over-the-counter market.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

        To our knowledge, there are currently no plans, arrangement or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. The selling stockholders may not sell any or all of the common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the common stock by other means not described in this prospectus.

        There can be no assurance that the selling stockholders will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. Pursuant to the shareholder agreement filed as an exhibit to this registration statement, we and the selling stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by the selling stockholders.

VALIDITY OF COMMON STOCK

        The validity of the issuance of our common stock to be offered by the selling stockholders will be passed upon for us by Conyers Dill & Pearman, our Bermuda counsel.

EXPERTS

        The consolidated financial statements of Interwave Communications International, Ltd. as of June 30, 2002 and 2001, and for each of the years in the three-year period ended June 30, 2002 and the related financial statement schedule have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Part II

Information Not Required in the Prospectus

Item 14.    Other Expenses of Issuance and Distribution

        The aggregate estimated (other than the registration fee) expenses, other than any underwriting discount and commissions, to be paid in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$227
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Printing and engraving	5,000
Blue sky fees and expenses	5,000
Transfer agent fees and expenses	5,000
Miscellaneous	10,000

Total	$45,227

        The expenses listed above will be paid by Interwave.

Item 15.    Indemnification of Directors and Officers of Interwave

Bye-laws

        Our Bye-laws provide as follows:

        The Directors, Secretary and other Officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this Indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

        The Company carries liability insurance which provides for coverage for officers and directors of the Company and its subsidiaries, subject to certain deductibles.

        The Registrant has entered into indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines, and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts of omissions as a director or an officer, or in any other capacity in which services are rendered to the Registrant. The Registrant believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements among other cases (i) if the director or officer is not relieved of liability under applicable law, (ii) for violations of certain securities laws, or (iii) for certain claims initiated by the officer or director. In addition, indemnification may not be available to directors or officers under Bermuda law if any act or omission by a director or officer amounted to a failure to act honestly and in good faith with a view to the best interests of the Company. Due to the lack of applicable case law, it is not clear whether indemnification is available in the case of a breach of securities laws of the United States.

        Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
3.2(1)	Amended and Restated Bye-Laws of the Registrant
3.3(1)	Memorandum of Association
5.1	Opinion of Conyers Dill & Pearman, Bermuda counsel to Interwave Communications International, Ltd.
10.25(2)	Amendment to OEM Agreement between UTStarcom, Inc. and Interwave Communications International, Ltd., dated September 27, 2002*
23.1	Consent of KPMG LLP
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4 of Registration Statement)

(1)
Incorporated by reference to the same number exhibits filed with Registrant's Registration Statement on Form F-1 (File No. 333-92967), as amended on January 28, 2000.

(2)
Incorporated by reference to the same number exhibit filed with Registrant's Form 10-Q for the quarter ended September 30, 2002.

*
Certain information in this Exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Item 17.    Undertakings

        The undersigned Registrants hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement and to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrants hereby undertake that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, Interwave certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on November 21, 2002.

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.
By:	/s/ PRISCILLA M. LU PRISCILLA M. LU, Ph.D. Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

        We, the undersigned officers and directors of Interwave Communications International Ltd., do hereby constitute and appoint Priscilla M. Lu and Cal Hoagland, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any and all related registration statements filed under Securities and Exchange Commission Rule 462, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ PRISCILLA M. LU Priscilla M. Lu	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 21, 2002
/s/ CAL R. HOAGLAND Cal R. Hoagland	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2002
/s/ THOMAS R. GIBIAN Thomas R. Gibian	Director	November 21, 2002
William E. Gibson	Director	November , 2002

/s/ MARIO M. ROSATI Mario M. Rosati	Director	November 22, 2002
/s/ NIEN DAK SZE Nien Dak Sze	Director	November 21, 2002
Andrew C. Wang	Director	November , 2002

Exhibit Number	Exhibit Title
3.2(1)	Amended and Restated Bye-Laws of the Registrant
3.3(1)	Memorandum of Association
5.1	Opinion of Conyers Dill & Pearman, Bermuda counsel to Interwave Communications International, Ltd.
10.25(2)	Amendment to OEM Agreement between UTStarcom, Inc. and Interwave Communications International, Ltd., dated September 27, 2002*
23.1	Consent of KPMG LLP
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4 of Registration Statement)

(1)
Incorporated by reference to the same number exhibits filed with Registrant's Registration Statement on Form F-1 (File No. 333-92967), as amended on January 28, 2000.

(2)
Incorporated by reference to the same number exhibit filed with Registrant's Form 10-Q for the quarter ended September 30, 2002.

*
Certain information in this Exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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TABLE OF CONTENTS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
FORWARD-LOOKING STATEMENTS
DESCRIPTION OF CAPITAL STOCK
TAXATION
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
VALIDITY OF COMMON STOCK
EXPERTS
Part II Information Not Required in the Prospectus
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers of Interwave
  Item 16. Exhibits
  Item 17. Undertakings
Signatures
POWER OF ATTORNEY